Exhibit 99.1

NEWS RELEASE Dawson Geophysical Company 508 W. Wall, Suite 800 Midland, TX 79701

Company Contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

SECOND QUARTER 2017 RESULTS

MIDLAND, Texas, August 3, 2017/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (the “Company”) today reported unaudited financial results for its second quarter ended June 30, 2017.

For the quarter ended June 30, 2017, the Company reported revenues of $30,469,000 as compared to $28,086,000 for the quarter ended June 30, 2016. For the second quarter of 2017, the Company reported a net loss of $14,809,000 or $0.68 loss per share attributable to common stock as compared to a net loss of $11,589,000 or $0.54 loss per share attributable to common stock for the second quarter of 2016. The Company reported negative EBITDA of $5,402,000 for the quarter ended June 30, 2017 as compared to negative EBITDA of $1,464,000 for the quarter ended June 30, 2016.

During the second quarter of 2017, the Company operated six crews in the United States (“U.S.”) in June while effective crew count had been as low as two in April. The Company operated one crew in Canada for a short period of time during the quarter. The low effective utilization in April was primarily due to weather delays and project readiness issues. As of the end of the second quarter, we were operating six crews in the U.S. and one in Canada. We are currently operating eight crews in the U.S. and anticipate operating those eight crews through the end of the third quarter. Bid activity in North America has shown improvement despite the recent pull back in oil prices. During the quarter, the Company completed a fairly large surface micro-seismic project, the first in over a year, and we have been awarded a second micro-seismic project to be completed in the late third or early fourth quarter. The Company continues to operate its multi-component recording crew in the U.S. on a regular basis. Visibility into 2018, however, remains uncertain.

Stephen C. Jumper, President and Chief Executive Officer, said, “We are disappointed with our second quarter results which were impacted by low utilization of our data acquisition crews. Since the beginning of the year, oil prices have dropped from approximately $57 per barrel for West Texas Intermediate to below $43 per barrel in the last month. Analyst models forecast oil prices between $40 per barrel and $60 per barrel for West Texas Intermediate leaving upcoming seismic project timing uncertain. According to the Department of Energy and analyst estimates, there are more than 5,000 drilled but uncompleted wells in inventory in the U.S., the majority of which are in the Permian/Delaware and Eagle Ford basins. This concentration of uncompleted wells adds some pressure to 3D seismic acquisition activity in these areas. However, completion of these existing wells could improve demand for micro-seismic activity. U.S. active rig count has more than doubled in the last year, which also helps drive demand for our services, but remains below peak levels of early 2015. It is anticipated that the rig count will remain at or near current levels for the foreseeable future despite the recent pull back in oil prices.”

Jumper continued, “Seismic data continues to play an increasingly important role in unconventional drilling programs. Our clients find value in the high resolution images our seismic technology provides. The difficulty in the current market environment lies not in the need for seismic data, but rather in the highly concentrated areas of primary drilling activity in the Permian and Delaware basins of West Texas as stated in our first quarter earnings release. The majority of the seismic activity in these concentrated areas is currently driven by multi-client data library companies, a model we do not actively participate in but we do act as a contractor for several of the largest providers. The competition between various multi-client providers remains strong and affects project timing as seismic programs are put together with multiple participants, a situation which is beyond our control.”

The Company anticipates capital expenditures for 2017 of less than the $10 million capital budget approved by the board of directors. The Company had capital expenditures of $2,162,000 during the second quarter and $6,129,000 for 2017 year to date. Cash and short-term investments are $44,179,000 with working capital of $51,255,000 as of June 30, 2017. The Company plans to retire its final remaining equipment note payable on or around September 30, 2017.

Jumper continued, “Despite more than doubling in rig count in the last year, the Philadelphia Oil Service Index has lost 40 percent of its value over that time, and in the last six months, oil prices have dropped approximately 25 percent. These factors continue to put pressure on both oil service and Exploration and Production company stocks. Given the market uncertainty, our strategy remains to reduce costs, right size our company, retain necessary technology and personnel to respond to any uptick in demand, and protect our balance sheet. Our primary near term objective is to reduce and eliminate cash burn from the balance sheet while remaining a top-tier provider of seismic services with the ability to respond quickly to changes in market conditions. We anticipate a continued reduced capital spending budget in 2018 as our equipment remains state of the art.”

The Company had an employee count of 640 at June 30, 2017. During the second quarter, the Company underwent a small internal reorganization with a reduction in support service capacity as well as certain management changes.

Jumper concluded, “As I have stated in prior comments, while crew utilization is improving and bid activity is strengthening, we continue to operate in a difficult market environment. That said, we have recently been awarded some significant new projects. We believe oil and gas companies are beginning to put capital back to work as the oil and natural gas markets reach a supply and demand rebalance. As oil and gas companies seek to maximize their production economics and efficiencies, seismic technology will play an important role, as it has historically, with increasing reliance on improved high resolution subsurface images. The Dawson brand and our balance sheet remain strong, our technology is state of the art, and our personnel are among the most well respected in the industry. We continue to be well positioned to meet the needs of our clients and shareholders as conditions improve.”

Conference Call Information

Dawson Geophysical Company will host a conference call to review its second quarter 2017 financial results on August 3, 2017 at 9 a.m. CT. Participants can access the call at 1-888-203-7667 (U.S.) and 1-719-325-2297 (Toll/International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through September 3, 2017 by dialing 1-844-512-2921 (Toll-Free) and 1-412-317-6671 (Toll/International). The passcode is 8644465. The webcast will be recorded and available for replay on Dawson’s website until September 3, 2017.

About Dawson

Dawson Geophysical Company is a leading provider of North American onshore seismic data acquisition services with operations throughout the continental U.S. and Canada. Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s unaudited results as determined by generally accepted accounting principles (“GAAP”), the Company has included in this press release information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, and depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•                  the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•                  its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•                  the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under GAAP, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, and depreciation and amortization. A reconciliation of the Company’s EBITDA to its net loss and to net cash provided by (used in) operating activities is presented in the tables following the text of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. These risks include, but are not limited to, dependence upon energy industry spending; the volatility of oil and natural gas prices; changes in economic conditions; the potential for contract delays; reductions or cancellations of service contracts; limited number of customers; credit risk related to our customers; reduced utilization; high fixed costs of operations and high capital requirements; operational disruptions; industry competition; external factors affecting the Company’s crews such as weather interruptions and inability to obtain land access rights of way; whether the Company enters into turnkey or dayrate contracts; crew productivity;  the availability of capital resources; and disruptions in the global economy. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission on March 13, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, expect share and per share data)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Operating revenues	$30,469	$28,086	$72,396	$75,141
Operating costs:
Operating expenses	31,508	25,990	71,045	66,071
General and administrative	4,496	4,031	8,851	9,591
Depreciation and amortization	9,850	11,331	20,026	23,376
	45,854	41,352	99,922	99,038

Loss from operations	(15,385)	(13,266)	(27,526)	(23,897)

Other income (expense):
Interest income	63	70	143	134
Interest expense	(14)	(72)	(36)	(168)
Other income	133	471	239	1,566
Loss before income tax	(15,203)	(12,797)	(27,180)	(22,365)

Income tax benefit	394	1,208	3,217	2,176

Net loss	(14,809)	(11,589)	(23,963)	(20,189)

Other comprehensive income (loss):
Net unrealized income (loss) on foreign exhange rate translation, net	258	(249)	355	470

Comprehensive loss	$(14,551)	$(11,838)	$(23,608)	$(19,719)

Basic loss per share attributable to common stock	$(0.68)	$(0.54)	$(1.11)	$(0.93)

Diluted loss per share attributable to common stock	$(0.68)	$(0.54)	$(1.11)	$(0.93)

Weighted average equivalent common shares outstanding	21,682,757	21,605,262	21,671,212	21,593,317

Weighted average equivalent common shares outstanding - assuming dilution	21,682,757	21,605,262	21,671,212	21,593,317

DAWSON GEOPHYSICAL COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, expect share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,179	$14,624
Short-term investments	9,000	40,250
Accounts receivable, net	18,943	16,031
Current maturities of notes receivable	523	—
Prepaid expenses and other current assets	7,568	4,822
Total current assets	71,213	75,727

Property and equipment, net	96,473	110,917

Notes receivable, net of current maturities	1,109	—

Intangibles	505	487

Long-term deferred tax assets, net	—	535

Total assets	$169,300	$187,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,552	$5,617
Accrued liabilities:
Payroll costs and other taxes	1,343	885
Other	3,943	2,983
Deferred revenue	8,316	3,155
Current maturities of notes payable and obligations under capital leases	804	2,357
Total current liabilities	19,958	14,997

Long-term liabilities:
Deferred tax liabilities, net	1,491	146
Other accrued liabilities	174	1,639
Total long-term liabilities	1,665	1,785

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 4,000,000 shares authorized, none outstanding	—	—
Common stock-par value $0.01 per share; 35,000,000 shares authorized, 21,750,107 and 21,704,851 shares issued, and 21,701,662 and 21,656,406 shares outstanding at June 30, 2017 and December 31, 2016, respectively	217	217
Additional paid-in capital	143,419	142,998
Retained earnings	5,282	29,265
Treasury stock, at cost; 48,445 shares at June 30, 2017 and December 31, 2016	—	—
Accumulated other comprehensive loss, net	(1,241)	(1,596)
Total stockholders’ equity	147,677	170,884

Total liabilities and stockholders’ equity	$169,300	$187,666

Reconciliation of EBITDA to Net loss

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(14,809)	$(11,589)	$(23,963)	$(20,189)
Depreciation and amortization	9,850	11,331	20,026	23,376
Interest (income) expense, net	(49)	2	(107)	34
Income tax benefit	(394)	(1,208)	(3,217)	(2,176)
EBITDA	$(5,402)	$(1,464)	$(7,261)	$1,045

Reconciliation of EBITDA to Net Cash Provided by (Used in) Operating Activities

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$4,873	$7,461	$(1,876)	$16,224
Changes in working capital and other items	(10,074)	(8,689)	(4,926)	(14,746)
Noncash adjustments to net loss	(201)	(236)	(459)	(433)
EBITDA	$(5,402)	$(1,464)	$(7,261)	$1,045